                                                                   EXHIBIT 10.21



                                January 15, 1998



HarCor Energy, Inc.
Attention:  Mr. Mark Harrington, CEO
5 Post Oak Park Blvd., Suite 2220
Houston, Texas 77027

Dear Mr. Harrington:

This Agreement dated effective January 8, 1998, is between HarCor Energy, Inc. ("Seller") and Penroc Oil Corporation ("Buyer") and evidences the agreement of the parties with respect to various issues which were not fully resolved in that certain Purchase and Sale Agreement dated December 3, 1997, but effective as of January 1, 1998, at 7:00 A.M., local time (the "Purchase and Sale Agreement"). All defined terms in the Purchase and Sale Agreement shall have the same meaning herein.

For valuable consideration received, Seller and Buyer agree as follows:

1. Subsequent to the execution of the Purchase and Sale Agreement, Buyer learned that an unforeseen downhole mechanical failure occurred in the Beaurline No. 9 well, Beaurline/McAllen Ranch Area, South Texas, which failure, if not fully corrected, would significantly and materially reduce the value of the property. Seller and Buyer agree as follows with respect to Seller's interest in the Beaurline #9 well and its pooled or allocated producing unit (the "Well"): (a) The Purchase Price shall be reduced by an amount equal to the PV10 value given to this Well by the Ryder Scott Reserve Report previously furnished to Buyer by Seller, being an amount equal to $714,911.00, and the Well shall be excluded from the Property to be conveyed by Buyer at Closing. (b) Seller will participate in necessary remedial operations proposed by the Operator in an attempt to restore the Well to its previous producing condition or in the drilling of a replacement well to the financial extent as may be determined in Seller's sole discretion. Seller will advise Buyer of all proposals and remedial operations to restore the Well. (c) If the Well is restored by sidetrack or redrill or associated operations, Seller will obtain at its cost a new evaluation of the Well from Ryder Scott (the "New Reserve Evaluation"), and Seller will promptly provide same to Buyer.
         (d) Buyer will purchase the Well pursuant to the same terms and provisions as the Purchase and Sale Agreement for a price qual to the PV10 value given to the Well in the New Reserve Evaluation. Unless otherwise agreed between Seller and Buyer, the Closing for Buyer's purchase of the Well will take place at 10:00 A.M., local time, in Seller's offices on the tenth (10th) business day after Buyer's receipt of the new Reserve Evaluation, at which time Seller will deliver to Buyer an executed assignment of the Well, in the same form as the Assignment and Bill of Sale attached to the Purchase and Sale Agreement, and Buyer will concurrently deliver the purchase price to Seller in immediately available funds.

2. Seller agrees to assist Buyer in obtaining any necessary consents for Buyer to use any and all seismic data in Seller's possession or to which Seller has access, including but not limited to all such three dimensional and two dimensional seismic data covering any portion of the Property, including, but not limited to, the Hostetter Area in McMullen, Duval and Live Oak Counties, Texas, and the Lapeyrouse (Starboard) Area in Terrebonne Parish, Louisiana, in the event Buyer acquires the corresponding Property pursuant to the Purchase and Sale Agreement, subject to the provisions of Section 1.1.7 of the Purchase and Sale Agreement.

3. Seller and Buyer agree that Seller's rights in the 2D/3D Geophysical computer workstation, associated peripheral devices and furniture, including without limitation, plotter, digitizer and all related software and software licenses shall constitute a part of the Property, and Buyer agrees to pay $10,000.00 for such equipment, in addition to the Purchase Price, without warranty and subject to the disclaimers and other restrictions on transfer in the Purchase and Sale Agreement.

4. Seller hereby authorizes Buyer to plug and abandon, on behalf of Seller, the May B #1, the *WEI 32 #1, and the WEI 32 #3 located on expired leases not a part of the Property in the Eumont Prospect, Lea County, New Mexico. Buyer will bill Seller for such services and Seller agrees to pay Buyer the billed costs within ten (10) business days after receipt of Buyer's invoice.

5. The Warranted Property described in Exhibit "B" to the Purchase and Sale Agreement, Schedule 1, Item 16. "California-Chowchilla" may be transferred and assigned by Seller to the Non-Operator owning a fifty percent (50%) interest therein prior to the Closing between Seller and Buyer, and in such case shall be excluded from the Property, or if the Non-Operator does not agree to accept the above interests prior to the Closing, the Warranted Property described above will remain a part of the Property and shall be transferred to Buyer at Closing, and Seller will maintain its operator's bond concerning such property for a period of ninety (90) days following Closing.

The authorized representatives of Seller and Buyer sign below indicating their agreement to the terms of the Agreement on the date first above written.

Seller:                                       Buyer:

HarCor Energy, Inc.                           Penroc Oil Corporation

By:  /s/ MARK HARRINGTON                      By: /s/ M.Y. MERCHANT
     ------------------------------               -----------------------------
         Mark Harrington                              M. Y. Merchant
         Chief Executive Officer                      President
         Chairman of the Board



* Also included in the plugging and abandonment are the Freedman State wells #1 and 2.


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
                               CLOSING STATEMENT


         This Closing Statement (the"Statement"), dated February 6, 1998, but
effective as of   January 1,1998, at 7:00 a.m., local time, is between HarCor
Energy, Inc., a Delaware corporation ("Seller"), and Penroc Oil Corporation, a Texas corporation ("Buyer"), in conjunction with that certain Purchase and Sale Agreement (the "Agreement"), dated December 3, 1997, by and between Seller and Buyer, and sets forth the subsequent understanding and agreement of Seller and Buyer with respect to the subject matter of the Agreement. Capitalized terms used herein without definition are used herein as defined in the Agreement.

         Accordingly, in consideration of the mutual promises contained in this Statement, Buyer and Seller agree as follows:

1. Attached hereto as Exhibit I and made a part hereof is a true and correct copy of that certain Letter Agreement dated effective January 15, 1998, by and between HarCor Energy, Inc., and Penroc Oil Corporation with respect various issues that were not fully resolved in the Agreement, which terms and provisions thereof are incorporated herein by reference thereto.

2. Pursuant to Section 7.3.3.3 of the Agreement Seller delivered to Buyer a Certificate of the Chief Financial Officer of Seller setting forth in reasonable detail the calculation of the estimate of the amount of the Purchase Price adjustment; a true and correct copy of the Certificate, as amended and corrected, is attached hereto as Exhibit II and incorporated herein by reference.

3. In conjunction with the Certificate of the Chief Financial Officer, the estimate of the adjusted purchase price and Section 7.3 of the Agreement regarding Closing obligations, a Closing Settlement Statement, including a recapitulation of the calculation of the initially adjusted Purchase Price, is attached hereto as Exhibit III and incorporated herein by reference.

4. By facsimile letter dated February 4, 1998, Seller notified Buyer of the bank wiring instructions for the payment of the Purchase Price, as initially adjusted, by Buyer as set forth in Section 7.3.2 of the Agreement. A true and correct copy of which letter is attached hereto as Exhibit IV and incorporated herein by reference. The initial adjusted Purchase Price was calculated on the basis that Closing would occur on February 6, 1998, but since Closing is occurring February 12,1998, additional interest has accrued on the Earnest Deposit held in escrow that would change the wiring instructions, and in the interest of simplicity, the parties have agreed not to change the wiring instructions, and that the difference in accrued interest would be paid at Closing by Seller to Buyer. At Closing Seller shall deliver its check in the amount of $404.44 to Buyer, being the amount of the accrued interest since February 6, 1998.

5. By facsimile letter dated February 12,1998, received February 12, 1998 by Buyer, Seller notified Buyer that under Section 7.1 of the Agreement that Seller postponed the Closing and that the Closing will occur on February 12, 1998, at 11:30 a.m. A true and correct copy of which letter is attached hereto as Exhibit V and incorporated herein by reference.





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6.       Seller and Buyer acknowledge that the Agreement was executed and accepted by both parties by facsimile signature pages, that the parties agree to execute original signature pages simultaneous with the execution of this Statement, and that such original signature pages shall be attached to the Agreement and with the same validity as if same had been originally executed as of the time of execution of the Agreement. A true and correct copy of the facsimile signature of the Agreement is attached hereto as Exhibit VI and incorporated herein by reference.

7. Seller and Buyer hereby acknowledge the Agreement, as executed, did not include all Exhibits referenced throughout the terms and provisions thereof, and certain of the Exhibits, as originally attached, contained scrivener's errors or were incomplete with respect to the descriptions, or certain of the Property was eliminated from this transaction between Seller and Buyer due to the exercise of preferential rights of purchase under certain Related Contracts. The following described Exhibits, in the form attached hereto as designated below, shall be the Exhibits to the Agreement as if such Exhibits had originally been attached to the Agreement:

         a.      Exhibit A, Leases and Certain Related Contracts, including
                 Schedule I. Leases, Schedule II. Contracts, Schedule III. Preferential Rights, and Schedule IV. Consents, all of which is attached hereto as Exhibit VII and incorporated herein and in the Agreement by reference.

         b. Exhibit B, Warranted Property, including Schedule I. Inventory of Wells and Schedule II. Value Allocation, all of which is attached hereto as Exhibit VIII and incorporated herein and in the Agreement by reference.

         c. Exhibit C, Non Foreign Affidavit, styled "Non Foreign Certificate", is attached hereto as Exhibit IX and incorporated herein and in the Agreement by reference.

         d.      Exhibit D, Assignment and Bill of Sale, is attached hereto as
                 Exhibit X and incorporated herein and in the Agreement by reference.

         e. Exhibit E, Release Liens, is attached hereto as Exhibit XI and incorporated herein and in the Agreement by reference.

         f. Exhibit F, Certain Consents and Preferential Purchase Rights, is attached hereto as Exhibit XII and incorporated herein and in the Agreement by reference.

         g. Exhibit G, Disclosure, is attached hereto as Exhibit XIII and incorporated by reference.

8. Seller and Buyer acknowledge that Section 12.1 of the Agreement provides that Seller transfers all production imbalances as of the Effective Date to Buyer, that production imbalances, whether underproduced or overproduced, are to be valued on the basis of assuming permanent cessation of production as of the Effective Date, that as of the Closing

         Date final gas balancing volume statements through December 31,1997, have not been provided to Seller by all of the respective operators, and that the applicable gas balancing agreements provide for a cash balancing based on the actual price received for the gas in the specific months in which the out of balance conditions occurred. Seller and Buyer agree that settling the volumes, pricing and cash balancing at the time of Closing is in the best interest of the parties. Therefore Seller and Buyer agree that the provisions of
         Section 12.1 of the Agreement are satisfied and that all imbalances have been transferred at Closing based on the estimates of 50,564 MMBtu of underproduced gas at an average price of $1.68 for a total cash value of $84,799.00, which cash value has been incorporated in the initially adjusted Purchase Price as set forth in the Closing Settlement Statement attached hereto as Exhibit III and as reflected in the Certificate of the Chief Financial Officer of Seller attached hereto as Exhibit II.

9. Section 7.3.1(v) of the Agreement provides that Seller shall deliver to Buyer letters to third party pipeline operators notifying such operators that Buyer shall operate all pipeline meters included in the Property which are currently being operated by Seller. Seller has delivered no such letters and represents to Buyer that Seller does not operate any such pipeline meters as would require delivery of such letters.

10. Seller and Buyer entered into that certain Escrow Agreement dated December 31, 1997, by and between Penroc Oil Corporation, and HarCor Energy, Inc., collectively as the "Other Parties", and Texas Commerce Bank National Association, the "Bank", as Escrow Agent for the deposit of the Earnest Money Deposit. The parties hereto acknowledge that no additional amounts are required to be paid to the Escrow Agent in accordance with the provisions of Sections 5.3.2 and 6.2.3 of the Agreement. Seller and Buyer have executed the written instructions dated February 6, 1998 directing the Escrow Agent to disburse the Earnest Money Deposit and accrued interest to Seller. A true and correct copy of which written instructions are attached hereto as
         Exhibit XIV and incorporated by reference.

11. Should either Seller or Buyer desire to make a public announcement regarding the conclusion of this transaction, such party shall comply with Section 12.2 of the Agreement, and a true and correct copy of such announcement will be attached to this Statement as Exhibit XV and be incorporated herein.

12. Buyer acknowledges that Buyer has had an opportunity to inspect the Property as provided in the Agreement, and Buyer makes no claim of Adverse Environmental Conditions pursuant to Section 5.3 of the Agreement, otherwise than agreed to by Seller and Buyer herein below.

         a. Seller grants to Buyer written authorization to plug and abandon the Freedman #1 and #2 Wells located on expired leases not a part of the Property in the Eumont Prospect in Lea County, New Mexico, including without limitation surface restoration, in accordance with the rules and regulations of the governmental authority having jurisdiction and related agreements , and Seller agrees to be liable for all expenses and liabilities incurred in connection therewith. Buyer shall invoice Seller for such costs and expenses incurred in relation thereto, and Seller agrees to pay the amount of the invoice to Buyer within ten(10) business days after receipt of the Buyer's invoice.

         b. Seller confirms Buyer's notification to Seller in November 1997 regarding the Federal D #3 Well located in the Eumont Prospect. Seller authorizes Buyer to apply for the proper state permits and commence the operations to conform the well to be in compliance with the state regulations at Buyer's sole cost and expense. Buyer and Seller agree that the costs of such operations shall be $20,000.00. The Purchase Price has been reduced by $20,000.00 as Seller's full payment to Buyer, and Buyer releases Seller from any further cost by reason of such matter.

         c. Seller authorizes Buyer to complete the operations for the environmental remediation of the surface conditions relating to the tank battery sites on the Harris well, the State AD well and the New Mexico 'E' State well, which operations have not been completed due to adverse weather conditions and the delays incident thereto. Seller and Buyer agree that the remaining operations will cost $12,000.00, which cost and expense will be borne by Seller and Buyer on an equal basis according to a preexisting agreement. The Purchase Price has been reduced by $6,000.00 as Seller's full payment and satisfaction under this and the preexisting agreement to Buyer to conduct such operations, and Buyer releases Seller from any further cost by reason of such matter.

13. Seller hereby transfers and assigns to Buyer as of the Effective Date all claims, causes of action, rights under contracts or applicable law, and other rights that Seller may have against Cabot Oil & Gas Corporation, its agents, representatives, successors and assigns, relating to the fields in South Texas that are a part of the Property relating to or arising out of the ownership or operation of the Leases and other property described in Section 1.1 of the Agreement, and Buyer shall indemnify, defend and hold Seller harmless from and against any and all Claims caused by, resulting from or incidental to the prosecution or otherwise of the rights assigned to Buyer in this paragraph. Seller does not hereby transfer and assign to Buyer any other claims, causes of action, rights under contracts or applicable law, and other rights, excluded from the Property and reserved by Seller pursuant to Section 1.2.2 of the Agreement (the "Excluded Claims"). Notwithstanding anything in the Agreement to the contrary, Seller shall indemnify, defend and hold Buyer harmless from and against any and all Claims affecting the Property, or Buyer's ownership or operations of the Property, after the Effective Date, and resulting from or incidental to the Excluded Claims or Seller's prosecution or assertion of the Excluded Claims.

14. Buyer has notified Seller in the attached list marked as Exhibit XVI hereto of several Consents (to the assignment to Buyer of Leases)that have not been obtained as of the date hereof. The most material of these Consents are required from The Louisiana Land & Exploration Company in the Lapeyrouse Area, Terrebonne Parish, Louisiana. Buyer reserves all of its rights under Section 6.1.3 of the Agreement to seek an adjustment of the Purchase Price at the time of the post-Closing adjustment provided for in Section 7.3.3.4 of the Agreement for the denial of such Consents, and if the Consents are denied, the Purchase Price will be reduced by $20,000 at the time of the post-Closing adjustment.

15. Section 8.1 of the Agreement provides that Buyer shall assume responsibility for all liabilities of Seller for net proceeds from production attributable to the Property as currently held in suspense to the extent such net proceeds are transferred to and delivered to Buyer at the Closing. Seller acknowledges and agrees with Buyer that Seller retains all liability of Seller under Section 8.1 of the Agreement as no such net proceeds from production held in suspense were transferred and delivered to Buyer.

16. Seller agrees to pay Invoice #8140-01 from Penwell Energy, Inc., dated January 8, 1998 for costs related to the TXL "1" #1 well in the ERG Prospect, Reeves County, Texas, in the amount of $56,340.00 pursuant to Section 8.1 of the Agreement as a cost incurred in connection with the operation of the Property before the Effective Date. Seller represents to Buyer that the amounts of the invoice are not included in the adjustments of the Purchase Price as reflected in the Certificate of the Chief Financial Officer attached hereto as Exhibit II.

17. In confirmation of Seller's representations in Section 3.1.1 (Corporate Authority) of the Agreement Seller has submitted to Buyer the Certificate of Secretary of HarCor Energy, Inc., dated January 28, 1998. A true and correct copy of such Certificate is attached hereto as Exhibit XVII and incorporated herein by reference.

18. In confirmation of Buyer's representations in Section 3.1.1(Corporate Authority) of the Agreement Buyer has submitted to Seller the Unanimous Consent of Board of Directors of Penroc Oil Corporation dated February 3, 1998. A true and correct copy of such Consent is attached hereto as Exhibit XVIII and incorporated herein by reference.

19. Section 10.2 of the Agreement provides that Seller will pay all Property Taxes assessed for all tax periods through the Effective Date, and such Property Taxes remain the obligation of Seller. Attached hereto as Exhibit XIX and incorporated herein by reference is the Certificate dated February 5, 1998, of the Chief Financial Officer that there are outstanding unpaid Property Taxes in the amount of $0.00. Seller shall furnish Buyer with evidence that all Property Taxes for periods before the Effective Date have been paid at the time of the post-Closing adjustment provided in Section 7.3.3.4 of the Agreement.

20. Section 7.4 of the Agreement provides that within five (5) days after Closing, Seller shall deliver to Buyer the originals of the Property Records (as defined in Section 5.1) at a location designated by Buyer. Buyer hereby designates Ted Rhodes as its representative to direct preparation and delivery of the Property Records, the location of such delivery, and to accept custody of the Property Records on behalf of Buyer. The Property Records will be delivered at a time mutually agreeable to the parties within five (5) days of Closing. Included within the definition of Property Records is information contained in the bound volumes containing the documents regarding the financing agreements relating to the Release Liens. Buyer is willing to accept a duplicated copy of such volumes and agrees to allow Seller to retain the original for its records, and Seller agrees to deliver such duplicated copy within five (5) days of Closing.

21. The parties agree to resolution of the title issue set forth in Paragraph No. 2 of the Statement of Title Defects letter dated February 3, 1998, as set forth herein. Seller will deliver to Buyer a fully executed, recordable instrument in which Saba Energy of Texas Incorporated quitclaims all of its rights, titles and interests to Buyer in and to that portion of the Property identified as Jennings Lake Field, Matagorda County, Texas, and White Kitchen Field, LaSalle County, Texas, in the Agreement, insofar and only insofar as the 6% interest more fully described in Statement of Title Defects, effective as of January 1, 1995, on or before the date of the post-Closing adjustment, or the Allocated Value thereof, being 6% of $350,000.00 or $21,000.00, shall be deducted from the Purchase Price and will be accounted for in the final Purchase Price adjustment provided for in
         Section 7.3.3.4 of the Agreement.

22. All alleged Title Defects and objections to the condition of the Property given to Seller by Buyer in previous notices have been satisfied or waived by Buyer, except as set out in this Closing Statement.

         The authorized representatives of Seller and Buyer sign below indicating their agreement to the terms of this Statement on the date first above written.

         Seller:                            Buyer:

         HarCor Energy, Inc.                Penroc Oil Corporation


         By:                                By:
              ------------------------          -------------------------------
         Name:  Mark G. Harrington          Name:  M. Y. Merchant
                ----------------------            -----------------------------
         Title:  Chairman and CEO           Title: President
                 ---------------------             ----------------------------




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